News Release

AGL Resources Reports Fourth Quarter and Year-End 2013 Earnings and Initiates 2014 EPS Guidance

•
2013 adjusted EPS of $2.66 excluding wholesale services, compared to 2012 adjusted EPS of $2.48 excluding wholesale services (compared to guidance of $2.55 to $2.65 that was previously raised on October 30, 2013)

•
2013 GAAP EPS of $2.64 compared to 2012 GAAP EPS of $2.31 ($2.64 includes a loss of $0.47 related to mark-to-market losses in the wholesale services segment, with expected offset to be recognized largely in 2014 and 2015)

•	Colder-than-normal weather in 2013 contributed EPS of $0.11 across the distribution and retail segments

•	Lower Nicor Gas depreciation rate approved by Illinois Commerce Commission benefited 2013 EPS by $0.10

•	2014 adjusted EPS guidance excluding wholesale services initiated at $2.70 to $2.80, on a weather-normalized basis

•
2014 wholesale services economic earnings expected to be $69 million, in line with 2013; wholesale services GAAP earnings on a per share basis expected to be $0.70, excluding mark-to-market impacts in 2014

ATLANTA, February 4, 2014 -- AGL Resources Inc. (NYSE: GAS) today reported 2013 net income attributable to AGL Resources Inc. of $313 million, or $2.64 per diluted share, compared to net income attributable to AGL Resources Inc. of $271 million, or $2.31 per diluted share in 2012. For fourth quarter 2013, net income attributable to AGL Resources Inc. was $82 million, or $0.68 per diluted share, compared to net income attributable to AGL Resources Inc. of $98 million and diluted EPS of $0.84 in the fourth quarter of 2012.

The primary drivers of the year-over-year increase in consolidated diluted EPS, excluding merger expenses in 2012, include:
•	Weather that was colder than normal in 2013 versus significantly warmer than normal in 2012 at the distribution operations and retail operations segments;
•	Increased regulatory infrastructure program revenue at Atlanta Gas Light;
•	Lower depreciation expense in Illinois related to the Illinois Commission’s approval of the reduction of the composite depreciation rate for Nicor Gas commencing August 30, 2013;
•	Higher commercial activity realized in 2013 as compared to 2012 in the wholesale services segment;
•	An $11 million pre-tax gain on the sale of Compass Energy in the wholesale services segment; and
•	The acquisition of energy customers and service contracts in our retail operations segment.

These factors were offset by:
•
Mark-to-market losses in the wholesale segment of $89 million primarily related to hedged positions in the supply constrained Northeast region, with expected offset to be recognized largely in 2014 and 2015;

•	Termination of the Sawgrass Storage development project that resulted in an $8 million impairment loss in the midstream operations segment; and
•	Incentive compensation expense excluding wholesale services that was $12 million higher than expected due to above target performance in 2013.

“Our financial and operational performance in 2013 exceeded expectations, and I am extremely proud of employees across the company for their contributions to our success. Earnings per share were higher than expected due in part to the colder-than-normal weather experienced across much of the country, as well as effective regulatory outcomes and our continued focus on expense controls in all business segments. Operationally, we faced several periods of extreme weather in the fourth quarter, and our distribution systems performed as designed to meet significantly increased customer demand,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources. “Our distribution, retail and cargo shipping businesses each posted year-over-year gains and met or exceeded our expectations set at the beginning of the year. Our wholesale services segment, where reported earnings were negatively impacted by mark-to-market hedge movements, significantly exceeded our expectations on the basis of economic earnings. While our midstream operations segment fell short of expectations, the main driver was the impairment loss related to the termination of our Sawgrass Storage project.”

Somerhalder continued, “We have confidence in the strength of our business as we move into 2014, and we will continue to seek further revenue growth and expense reduction opportunities across all segments. We are initiating 2014 diluted earnings per share guidance excluding the wholesale services segment of $2.70 to $2.80, an increase of 8% from 2013 results, excluding wholesale services, of $2.55 on a weather normalized basis. Further, we expect wholesale services to report EPS of approximately $0.70 on a GAAP basis, excluding mark-to-market movements during 2014.”

Fourth Quarter and Full-Year EPS and Adjusted EPS Results by Segment
(in millions)
	Fourth quarter 2013			YTD 2013
Diluted EPS	4Q13	4Q12	Variance	YTD-13	YTD-12	Variance
GAAP (1)	$0.68	$0.84	$(0.16)	$2.64	$2.31	$0.33
2012 adjusted for merger costs and PBR accrual (2)	0.68	0.91	(0.23)	2.64	2.46	$0.18
As further adjusted to exclude wholesale services (1) (2)	$0.81	$0.85	$(0.04)	$2.66	$2.48	$0.18
(1)	Sale of Compass Energy in 2Q13 generated diluted EPS of $0.04 for 2013.
(2)	A reconciliation of these non-GAAP measures to GAAP financial measures can be found at the end of this release.

Fourth Quarter and Full-Year EBIT Results by Segment
(in millions)
Operating Segment	4Q13 EBIT	4Q12 EBIT	Variance	2013 EBIT	2012 EBIT	Variance	%FY13 Operating EBIT Contribution (4)
Distribution operations	$169	$158	$11	$582	$532	$50	80%
Retail operations (1)	47	37	10	137	116	21	19
Wholesale services (2)	(28)	10	(38)	(4)	(3)	(1)	n/a
Midstream operations	(11)	4	(15)	(10)	10	(20)	n/a
Cargo shipping	9	9	-	12	8	4	1
Corporate (3)	(5)	(10)	5	(14)	(29)	15	n/a
Total	$181	$208	$(27)	$703	$634	$69	100%
(1)	Before minority interest of $7 million and $5 million for fourth quarter 2013 and fourth quarter 2012, respectively, and $18 million and $15 million for full-year 2013 and 2012, respectively.
(2)	Full-year 2013 EBIT includes $11 million EBIT gain on the sale of Compass Energy.
(3)	Includes Nicor merger-related expenses of $5 million for 4Q12 and $20 million for full-year 2012.
(4)	2013 EBIT contribution percentages are based on positive operating EBIT contributions.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•
Interest expense was $181 million for 2013, a decline of $3 million. Interest expense for 2013 reflects a $4 million reduction related to a correction of interest expense amortization related to prior periods.

•	Income tax expense for 2013 was $191 million, compared to $164 million for 2012, due to higher earnings relative to the prior year.
•
Net income attributable to minority interest for 2013 was $18 million, compared to $15 million for 2012. This reflects the 15% share of our partner, Piedmont Natural Gas, in SouthStar Energy Services’ net income.

2014 EARNINGS PER SHARE GUIDANCE

AGL Resources expects its diluted adjusted 2014 earnings per share excluding wholesale services to be in the range of $2.70 to $2.80. Guidance excludes the wholesale services segment to remove the volatility to consolidated EPS created by mark-to-market accounting and to focus on the predictability of the earnings stream from the four additional operating segments (distribution operations, retail operations, midstream operations and cargo shipping).

Key assumptions for EPS guidance excluding wholesale services include:
•	Normal weather
•	Interest expense of $193 million to $197 million
•	Pension expense of $38 million to $43 million (before capitalizations)
•	Average diluted shares outstanding of 119.4 million
•	Effective tax rate of 37.9%
•	Successful implementation of regulatory infrastructure and rate programs
•	Approximate quarterly earnings contribution percentages:
o	Distribution: 1Q – 35%; 2Q – 20%; 3Q – 15%; 4Q – 30%
o	Retail: 1Q – 50%; 2Q – 15%; 3Q – 5%; 4Q – 30%
o	Midstream: 1Q – 15%; 2Q – 35%; 3Q – 25%; 4Q – 25%
o	Cargo Shipping: Expected primarily in 4Q

Specific EBIT expectations for each segment are:
•	Distribution Operations: $585 million to $605 million
•	Retail Operations: $135 million to $145 million
•	Cargo Shipping: $15 million to $25 million
•	Midstream Operations: $(10) million to $(4) million
•	Corporate: $(12) million to $(10) million

The wholesale services segment is expected to generate economic earnings of $69 million in 2014, relative to average annual economic earnings expectation of $30 million to $40 million, due to significant market volatility in early 2014. The economic earnings metric excludes amounts expected to be realized in 2014 related to prior period mark-to-market losses.

EPS on a GAAP basis in the wholesale services segment is expected to be approximately $0.70 per share, reflecting the offset of hedge losses in 2013 related to 2014 transactions, average-year economic generation and incremental economic earnings related to significant market volatility in early 2014. This estimate excludes mark-to-market movements that may impact EPS in 2014. GAAP EBIT for the wholesale services segment will be provided each quarter along with a reconciliation to economic earnings.

Due to the volatility in reported GAAP earnings related to mark-to-market accounting, management calculates “economic earnings” in relation to EBIT as an important metric to assess earnings generated during the year in the wholesale services segment. The economic earnings metric adjusts wholesale services’ EBIT reported on a GAAP basis by excluding mark-to-market accounting adjustments recorded during the current period, offset by mark-to-market accounting adjustments reported in prior periods related to Sequent’s natural gas transportation portfolio. Economic earnings further reflect the changes in wholesale services’ storage roll-out value and the gain on the sale of Compass Energy. Using this measure, wholesale services had a very strong year in 2013, with $69 million of economic earnings, compared to economic earnings of $41 million in 2012. A reconciliation of economic earnings to EBIT can be found at the end of this release.

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2014 significantly above or below this guidance. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its fourth quarter and year-end 2013 results on February 5, 2014, at 9 a.m. Eastern Time. The conference call will be webcast and can be accessed via the Investor Relations section of the company's website (www.aglresources.com). Participants also may listen via telephone by dialing 877.474.9506 if calling from the U.S., or 857.244.7559 if dialing from outside of the U.S. (Passcode: 99893082). For participants on the telephone, please place your call 10 minutes prior to the start of the call. The webcast will be archived on the Investor Relations section of the company’s website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 81836133).

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II, statements on when we expect to realize earnings in the future related to our mark-to-market hedge movements associated with wholesale services’ transportation portfolio and storage withdrawal schedule and our 2014 earnings guidance and related expectations and assumptions.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of new and proposed legislation in Illinois; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas and on our cargo shipping business; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We disclaim any obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under United States federal securities law.

Supplemental Information

Company management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Further, management calculates “economic earnings” in relation to EBIT reported on a GAAP basis for the wholesale services segment in order to assess and evaluate earnings generated during the year.  The company believes economic earnings is a useful measurement of the wholesale services’ segment as it provides information excluding the volatility effects resulting from mark-to-market, LOCOM accounting adjustments and gains or losses from dispositions recorded during the current period, as well as the offset of  mark-to-market gains or losses reported in prior periods.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, Nicor merger expenses and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes expenses incurred with respect to the Nicor merger, an additional accrual for the Nicor Gas PBR issue and the impact of our wholesale services segment. As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs. The Company also has excluded the additional accrual for the Nicor Gas PBR issue as it was a one-time cost that is not expected to be recurring. In addition, the company believes that presenting EPS excluding wholesale services provides investors with additional measures of operating performance excluding the volatility effects resulting from mark-to-market and LOCOM accounting adjustments in the wholesale services segment. Details related to these adjustments will be included in the management discussion and analysis section of the Annual Report on Form 10-K.

Operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc., operating income or EPS as determined in accordance with GAAP. In addition, the company's operating margin and adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended December 31,			Twelve months ended December 31,
In millions, except per share amounts	2013	2012	Fav/ (Unfav)	2013	2012	Fav/ (Unfav)
Operating revenues (include revenue taxes of $31 and $112 for the three and twelve months in 2013 and $23 and $86 for the three and twelve months in 2012)	$1,329	$1,218	$111	$4,617	$3,922	$695
Operating expenses
Cost of goods sold	723	617	(106)	2,332	1,791	(541)
Operation and maintenance	281	246	(35)	999	921	(78)
Depreciation and amortization	93	105	12	418	415	(3)
Taxes other than income taxes	49	42	(7)	193	165	(28)
Nicor merger expenses	-	5	5	-	20	20
Total operating expenses	1,146	1,015	(131)	3,942	3,312	(630)
Gain on sale of Compass Energy	-	-	-	11	-	11
Operating income	183	203	(20)	686	610	76
Other (expense) income	(2)	5	(7)	17	24	(7)
Interest expense, net	(46)	(47)	1	(181)	(184)	3
Earnings before income taxes	135	161	(26)	522	450	72
Income tax expense	46	58	12	191	164	(27)
Net income	89	103	(14)	331	286	45
Less net income attributable to the noncontrolling interest	7	5	(2)	18	15	(3)
Net income attributable to AGL Resources Inc.	$82	$98	$(16)	$313	$271	$42

Earnings per common share
Basic	$0.69	$0.84	$(0.15)	$2.65	$2.32	$0.33
Diluted	$0.68	$0.84	$(0.16)	$2.64	$2.31	$0.33

Weighted average shares outstanding
Basic	118.3	117.2	(1.1)	117.9	117.0	(0.9)
Diluted	118.7	117.7	(1.0)	118.3	117.5	(0.8)

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
 (Unaudited)

     Adjusted to exclude Nicor merger related costs, Nicor Gas PBR issue and wholesale services:
	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Basic earnings per share – as reported	$0.69	$0.84	$2.65	$2.32
Accrual for Nicor Gas PBR issue	-	0.04	-	0.04
Transaction costs of Nicor merger	-	0.03	-	0.11
Basic earnings per share – as adjusted	$0.69	$0.91	$2.65	$2.47
Wholesale services	0.13	(0.05)	0.02	0.02
Basic earnings per share – as adjusted	$0.82	$0.86	$2.67	$2.49

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Diluted earnings per share – as reported	$0.68	$0.84	$2.64	$2.31
Accrual for Nicor Gas PBR issue	-	0.04	-	0.04
Transaction costs of Nicor merger	-	0.03	-	0.11
Diluted earnings per share – as adjusted	$0.68	$0.91	$2.64	$2.46
Wholesale services	0.13	(0.06)	0.02	0.02
Diluted earnings per share – as adjusted	$0.81	$0.85	$2.66	$2.48

AGL Resources Inc.
Reconciliation of Wholesale Services’ Reported EBIT to Economic Earnings
 (Unaudited)

	Twelve months ended
	December 31,
	2013	2012
Wholesale services EBIT reported on a GAAP basis	$(4)	$(3)
Gain on sale of Compass Energy	(11)	-
Prior year storage roll-out value realized in current period	(27)	(3)
Current year storage roll-out value to be realized in future period	28	27
Year-to-date mark-to-market transportation hedge losses to offset in future periods	73	3
Prior period mark-to-market gains offset during the current period	10	17
Economic Earnings	$69	$41